[OEA LETTERHEAD]


                          OEA To be Acquired by Autoliv

     DENVER, March 13 /PRNewswire/ -- The Board of Directors of OEA, Inc. (NYSE:
OEA) announced today that it has entered into an Agreement and Plan of Merger with Autoliv Inc. which contemplates a tender offer by Autoliv for all outstanding shares of common stock of OEA for a purchase price of $10.00 per share in cash.
     The tender offer contains a minimum condition of acceptance by a majority of the common stock outstanding, along with other customary conditions, and the agreement contemplates a second step merger in which untendered shares would be converted into the right to receive $10.00 per share in cash. It is expected that Autoliv will commence the tender offer shortly.
     Charles B. Kafadar, president and CEO, said, "OEA is very happy to be joining the Autoliv family, the worldwide leader in automotive safety systems. This merger will provide greater market opportunities for OEA's products and advanced technology, leading to continued growth and more opportunities for OEA's employees."
     OEA is the technology leader and a major manufacturer in the air bag inflator and initiator industry. The Company is also a leader in the design and manufacture of personnel escape systems for military aircraft and high-reliability devices for missile and aerospace applications.

SOURCE OEA, INC.
     -0-                                03/13/200
     /CONTACT: John E. Banko of OEA Investor Relations, 303-693-1248; or Jay Pfeiffer of Pfeiffer Public Relations, Inc., 303-393-7044, jay@pfeifferpr.com, for OEA, Inc./
     (OEA)


                                      -0-